SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 17, 2000

                                TUMBLEWEED, INC.
               (Exact name of registrant as specified in charter)


    Delaware                      333-57931                      61-1327945
 (State or other            (Commission File Number)           (IRS Employer
 jurisdiction or                                             Identification No.)
 incorporation)

                              1900 Mellwood Avenue
                           Louisville, Kentucky 40206
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (502) 893-0323

Item 5.   Other Events

As referenced in the financial statements of Tumbleweed, Inc. (the "Company") included under Item 8 in the December 31, 1999, Annual Report on Form 10K, in February 1997 the Company invested a nominal amount in TW-Tennessee, LLC ("TW-Tennessee"), a newly formed Tennessee limited liability company, in exchange for a 9.5% common member interest. On September 30, 1998, Tumbleweed sold its interest in TW-Tennessee to certain members of TW- Tennessee for $25,000. TW-Tennessee was organized to open and operate Tumbleweed full service restaurants in Tennessee as a franchisee of Tumbleweed.

The Company guaranteed renewals of certain guaranteed indebtedness and any replacement indebtedness of TW-Tennessee, to the extent and in amounts not to exceed the amounts guaranteed as of September 30, 1998. As of December 31, 1999, the Company had guaranteed certain TW-Tennessee obligations as follows: a) up to $1,200,000 under a bank line of credit, b) approximately $2,800,000 of a lease financing agreement with CNL American Properties Fund, Inc. (the "Landlord"), and c) equipment leases with a bank totaling $831,500 jointly and severally with TW-Tennessee common members. During 1999, the Landlord under the lease financing agreement declared TW-Tennessee to be in default, and accelerated the rent obligations under the leases. Negotiations ensued between the Landlord and the principals of TW-Tennessee regarding the restructuring of the lease obligations, and although dialogue continues between the Landlord and the principals of TW-Tennessee, on May 8, 2000, the Landlord filed suit in the Chancery Court for Davidson County, Tennessee, against TW-Tennessee and against certain guarantors of the lease obligations, including the Company and David M. Roth, a Director of the Company. The Landlord has demanded a judgment against TW-Tennessee in excess of $21.8 million, and a judgment jointly and severally against the guarantors named, including the Company and Mr. Roth, in the amount of $6,647,582.77 representing a portion of the amounts claimed against TW-Tennessee. Because the action has only recently been filed and no answers have been filed by any of the defendants in response thereto, and no applicable counterclaims, cross-claims, claims of mitigation or affirmative defenses have been asserted by the defendants in the action, and because the Company would be entitled to contribution from the other guarantors named in the action and certain other members of TW-Tennessee and will only be ultimately responsible for a portion of any judgment against the guarantors of the leases, management of the Company is unable to predict with any certainty whether and how much liability the Company may ultimately incur due to the Company's guarantee of TW-Tennessee's leases with the Landlord. Negotiations are continuing between the Landlord and the principals of TW-Tennessee regarding the restructuring of the lease obligations, and management of the Company believes that TW-Tennessee's default under the leases will not ultimately have a material adverse impact on the Company's financial position, results of operations or cash flows.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                 TUMBLEWEED, INC.

                                                   (Registrant)

Date:    May 17, 2000                       By: /s/James M. Mulrooney
                                                   ---------------------
                                                   James M. Mulrooney
                                                   Executive Vice President
                                                   Chief Financial Officer